Exhibit 99.1

Research Affiliates Withdraws Patent Infringement Lawsuit against WisdomTree

Parties Mutually Dismiss all Claims and Counterclaims

Newport Beach, CA and New York, NY – (GlobeNewsWire) – November, 8, 2012 – Research Affiliates, LLC, a global leader in innovative investing and asset allocation strategies, and WisdomTree Investments, Inc. (NASDAQ: WETF), a leading exchange-traded fund (“ETF”) sponsor and asset manager, today announced Research Affiliates will withdraw its patent infringement lawsuit brought in the United States District Court for the Central District of California. As part of the settlement, all claims and counterclaims will be dismissed with prejudice between Research Affiliates, WisdomTree Investments, Inc., its subsidiaries, WisdomTree Asset Management, Inc. and WisdomTree Retirements Services, Inc., the WisdomTree Trust, as well as Mellon Capital Management Corp. and ALPS Distributors, Inc. The settlement agreement resolves all matters pertaining to the lawsuit.

Robert Arnott, Chairman and CEO of Research Affiliates, stated “Based on information that came to our attention during the lawsuit, Research Affiliates can now acknowledge that WisdomTree’s fundamentally-weighted indexes and strategies were developed by WisdomTree independently of Research Affiliates”.

Jonathan Steinberg, CEO and President of WisdomTree, and Mr. Arnott jointly stated “We are pleased the matter is resolved and our businesses will continue as usual.” Steinberg and Arnott believe that each company’s product suites represent important advances in the world of indexing. Both parties agree to respect each other’s intellectual property and patents.

Under the settlement, all parties will exchange releases for all existing claims. The material terms of the settlement are as follows:

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Research Affiliates has agreed not to sue WisdomTree for any future claims arising under any current patents held by Research Affiliates, as well as any future patents relating to fundamentally-weighted indexes and strategies that may issue under existing or future patent applications that may be filed by Research Affiliates within the next eight years, subject to reduction by up to three years in the event that Research Affiliates is acquired.

The covenant not to sue extends to service providers and customers of WisdomTree in connection with WisdomTree’s products and services.

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WisdomTree has agreed not to sue Research Affiliates for any future claims arising under any current patents held by WisdomTree, as well as any future patents relating to fundamentally-weighted indexes and strategies that may issue under existing or future patent applications that may be filed by WisdomTree within the next eight years, subject to reduction by up to three years in the event that WisdomTree is acquired. The covenant not to sue extends to service providers and customers of Research Affiliates in connection with Research Affiliates’ products and services.

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Research Affiliates and WisdomTree have agreed that the covenants not to sue do not include a right under each party’s patents to copy the other party’s methodologies. They have further agreed that it is not copying if Research Affiliates introduces an index or strategy that uses at least three fundamental factors to weight its indexes and they are not predominantly dividend- or earnings-weighted, or if WisdomTree introduces an index or strategy that is weighted by less than three fundamental factors.

•	The parties have also agreed not to challenge the other party’s patents or patent applications.

•	Research Affiliates has agreed to a one-time payment of $700,000 to WisdomTree. WisdomTree and the other defendants are not required to make any current or future payments to Research Affiliates.

All other terms of the settlement are confidential.

WisdomTree further announces that the settlement will not affect the current methodologies and fee schedules for its exchange-traded funds.

About Research Affiliates, LLC

Research Affiliates, a global leader in innovative investing and asset allocation strategies, operates worldwide from its base in Newport Beach, Calif. Dedicated to solving complex investment issues, the firm creates innovative strategies that respond to the current needs of the market. Leveraging its strong research focus, Research Affiliates distributes products in partnership with some of the world’s leading financial institutions. These affiliations take the form of licensing agreements, sub-advisory services, and direct asset management. Approximately $110 billion in assets are managed worldwide using investment strategies developed by Research Affiliates, as of September 30, 2012.

About WisdomTree

WisdomTree Investments, Inc. is a New York-based exchange-traded fund (“ETF”) sponsor and asset manager. WisdomTree currently offers 49 ETFs across Equities, Currency Income, Fixed Income and Alternatives asset classes. WisdomTree also licenses its indexes to third parties for proprietary products and promotes the use of WisdomTree ETFs in 401(k) plans. At September 30, 2012, WisdomTree had $16.8 billion in ETF assets under management.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its wholly owned subsidiaries WisdomTree Asset Management, Inc. and WisdomTree Retirement Services, Inc. WisdomTree Asset Management, Inc. is a registered investment advisor and is the investment advisor to the WisdomTree Trust and the WisdomTree ETFs. The WisdomTree Trust is a registered open-end investment company. Each WisdomTree ETF is a series of the WisdomTree Trust. WisdomTree Retirement Services, Inc. supports the use of the WisdomTree ETFs in retirement plans by financial professionals.

Media Contacts:

Joel Chernoff, Research Affiliates, LLC, +1 (949) 325-8729, chernoff@rallc.com

Stuart Bell, WisdomTree Investments, Inc., +1 (917) 267-3702, sbell@wisdomtree.com

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